ABN AMRO Series 2000 4 Aggregate Statement of Principal and Interest Distributions to Certificateholders for 200201 to 200212
Class	Principal	Interest	Ending Principal Balance
R 1	0.00	0.00	0.00
A 1	3,290,484.22	17,823.46	0.00
A 10	0.00	0.00	0.00
A 2	75,000,000.00	1,786,946.17	0.00
A 3	6,204,283.10	976,137.60	8,795,716.90
A 4	0.00	238,208.84	0.00
A 5	0.00	0.00	0.00
A 6	0.00	0.00	0.00
A 7	659,990.66	631,867.14	5,429,583.49
A 8	0.00	0.00	0.00
A 9	0.00	0.00	0.00
A X	0.00	30,737.26	188,919.61
B 1	24,744.57	219,856.28	2,917,807.15
B 2	11,246.02	103,251.89	1,326,097.12
B 3	6,740.95	61,889.87	794,871.24
B 4	4,496.73	41,285.46	530,242.10
B 5	5,640.65	51,787.87	665,128.20
B X	0.00	32,644.87	419,268.57
M	42,739.86	367,086.84	5,039,759.30
R	0.00	0.00	0.00